Exhibit 16.1

[Deloitte & Touche LLP Letterhead]

March 28, 2014

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Natus Medical Incorporated's Form 8-K dated March 28, 2014, and have the following comments:

1.	We agree with the statements made in Item 4.01(a) in the Form 8-K, dated March 28, 2014.
2.	We have no basis on which to agree or disagree with the statements made in the first paragraph of Item 4.01 and with the statements made in Item 4.01(b) in the Form 8-K, dated March 28, 2014.

Yours truly,

/s/ Deloitte & Touche LLP